    As Filed with the Securities and Exchange Commission on January 29, 1998
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION



                              WASHINGTON, D.C. 20549

                ------------------------------------------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933

                ------------------------------------------------



                                 WORLDCOM, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            GEORGIA                                                                              58-1521612
(State or other jurisdiction of                                                               (I.R.S. Employer
 incorporation or organization)    -------------------------------------------------------     Identification
                                                    515 EAST AMITE STREET                           No.)
                                               JACKSON, MISSISSIPPI 39201-2702
                                                        (601) 360-8600
                                     (Address, including zip code, and telephone number,
                                        including area code of, registrant's principal
                                                      executive office)
                                   -------------------------------------------------------

                            P. BRUCE BORGHARDT, ESQ.
                    GENERAL COUNSEL - CORPORATE DEVELOPMENT
                                 WORLDCOM, INC.
                      10777 SUNSET OFFICE DRIVE, SUITE 330
                           ST. LOUIS, MISSOURI  63127
                                 (314) 909-4100
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                ------------------------------------------------


         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE

====================================================================================================
   TITLE OF EACH              AMOUNT      PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
CLASS OF SECURITIES           TO BE       OFFERING PRICE             AGGREGATE         REGISTRATION
  TO BE REGISTERED          REGISTERED      PER UNIT             OFFERING PRICE(2)         FEE
----------------------------------------------------------------------------------------------------
Common Stock and
associated preferred
stock purchase rights(1)    595,700(2)(3)     $32.625(2)         $19,434,712(2)      $5734(2)
====================================================================================================

(1) Common stock includes associated rights (the "Rights") to purchase shares of the Registrant's Series 3 Junior Participating Preferred Stock, par value $.01 per share. Until the occurrence of certain prescribed events, none of which has occurred, the rights are not exercisable, are evidenced by the certificates representing the Common Stock, and will be transferred along with and only with the Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of Common Stock on January 22, 1998, as reported on The Nasdaq National Market.

(3) This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to anti-dilution provisions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED JANUARY 29, 1998

PRELIMINARY PROSPECTUS

                         A MAXIMUM OF 595,700 SHARES OF
                                 WORLDCOM, INC.
                                  COMMON STOCK

                ------------------------------------------------

         This Prospectus relates to a maximum of 595,700 shares (the "Shares") of common stock, par value $.01, of WorldCom, Inc. (the "WorldCom Common Stock"), a Georgia corporation ("WorldCom" or the "Company"), which will be issued by WorldCom upon exercise of certain warrants (the "Warrants"), which are described in "Description of Warrants." The Warrants, which were initially issued by Brooks Fiber Properties, Inc., a Delaware corporation ("BFP"), and exercisable for shares of common stock of BFP (the "BFP Common Stock"), will become exercisable for shares of WorldCom Common Stock upon the consummation of the merger of BV Acquisition, Inc., a wholly-owned subsidiary of WorldCom ("Acquisition Subsidiary"), with and into BFP (the "BFP Merger"), pursuant to the Amended and Restated Agreement and Plan of Merger (the "BFP Merger Agreement"), dated as of October 1, 1997, by and among BFP, WorldCom, and Acquisition Subsidiary.

         WorldCom may receive between $6.14 and $16.78 per share in connection with the exercise of the various Warrants. If all such Warrants are exercised, WorldCom would receive $6,724,167 in aggregate proceeds. All expenses incurred in connection with this offering are being borne by WorldCom. See "Description of Warrants."

         The WorldCom Common Stock is traded on The Nasdaq National Market under the symbol "WCOM." The last reported sale price of the WorldCom Common Stock as reported on The Nasdaq National Market on January 28, 1998, was
$34 1/4 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.

                ------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus is [________________________], 1998.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . 1
INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . 2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS . . . . . . . . 3
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . .  11
INFORMATION REGARDING WORLDCOM  . . . . . . . . . . . . . . . . . . . .  11
DESCRIPTION OF WARRANTS . . . . . . . . . . . . . . . . . . . . . . . .  14
DESCRIPTION OF WORLDCOM CAPITAL STOCK . . . . . . . . . . . . . . . . .  16
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . .  25
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27


  NO PERSON HAS BEEN AUTHORIZED BY WORLDCOM TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WORLDCOM. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF WORLDCOM COMMON STOCK TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, IMPLY OR CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WORLDCOM OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  WorldCom is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by WorldCom may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. This Web site can be accessed at http://www.sec.gov. In addition, material filed by WorldCom can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), at 1735 K Street, N.W., Washington, D.C. 20006.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by WorldCom under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Reference is made to the Registration Statement for further information with respect to WorldCom and the WorldCom Common Stock. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the

Registration Statement. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by WorldCom (formerly Resurgens Communications Group, Inc. ("Resurgens")) under File No. 0-11258 (formerly File No. 1-10415) pursuant to the Exchange Act are incorporated herein by reference:

           (1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "WorldCom 1996 Form 10-K");

           (2) WorldCom's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

           (3) WorldCom's Current Reports on Form 8-K dated August 25, 1996 (filed August 26, 1996, and as amended on Forms 8-K/A filed November 4, 1996, November 20, 1996, and December 19, 1997), December 31, 1996
         (filed January 15, 1997), March 18, 1997 (filed March 24, 1997), March 26, 1997 (filed April 2, 1997), May 22, 1997 (filed June 6, 1997),
         June 30, 1997 (filed July 7, 1997), August 5, 1997 (filed August 5,
         1997), August 8, 1997 (filed August 11, 1997), August 22, 1997 (filed
         August 25, 1997), August 28, 1997 (filed September 10, 1997), September 7, 1997 (filed September 17, 1997), October 1, 1997 (filed October 2, 1997), October 3, 1997 (filed October 3, 1997), October 9, 1997 (filed October 10, 1997), October 10, 1997 (filed October 14,
         1997), October 14, 1997 (filed October 14, 1997), October 15, 1997
         (filed October 16, 1997), October 16, 1997 (filed October 17, 1997), October 23, 1997 (filed October 23, 1997), October 31, 1997 (filed November 3, 1997), and November 9, 1997 (filed November 12, 1997, and as amended on Forms 8-K/A-1 filed January 27, 1998 (the "January 1998 Form 8-K") and on Form 8-K/A-2 filed on January 28, 1998);

           (4) the description of WorldCom's (formerly Resurgens') Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in WorldCom's Registration Statement on Form S-4 (File No. 333-16015), as declared effective by the Commission on November 14, 1996, which includes the Joint Proxy Statement/Prospectus dated November 14, 1996 with respect to WorldCom's Special Meeting of Shareholders held on December 20, 1996, under the following captions: "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders";

           (5) the description of WorldCom's Preferred Stock Purchase Rights contained in WorldCom's Registration Statement on Form 8-A dated August 26, 1996, as updated by WorldCom's Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997); and

           (6) the descriptions of the WorldCom Series A 8% Cumulative Convertible Preferred Stock (the "WorldCom Series A Preferred Stock"), the WorldCom Series B Convertible Preferred Stock (the "WorldCom Series B Preferred Stock") and the WorldCom Depositary Shares (the "WorldCom Depositary Shares") contained in WorldCom's Registration Statements on Form 8-A dated November 13, 1996.

  All documents filed by WorldCom with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of any securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein, or in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON AS FOLLOWS: WITH RESPECT TO WORLDCOM TO WORLDCOM, INC., 515 EAST AMITE STREET, JACKSON, MISSISSIPPI 39201-2702, ATTENTION: STEPHANIE Q. SCOTT, DIRECTOR OF FINANCIAL REPORTING (TELEPHONE: (601) 360-8600).

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"):

  (i) certain statements, including possible or assumed future results of operations of WorldCom, CompuServe Corporation ("Compuserve"), MCI Communications Corporation ("MCI"), BFP, ANS Communications, Inc. ("ANS"), and the combined companies contained in "Risk Factors" and "Information Regarding WorldCom -- Recent Developments," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the Commission by WorldCom and MCI, including any statements contained herein or therein regarding the development of possible or assumed future results of operations of WorldCom's and MCI's businesses, the markets for WorldCom's and MCI's services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the merger (the "MCI/WorldCom Merger") of MCI with and into TC Investments Corp., a wholly owned subsidiary of WorldCom ("Merger Sub"), the merger (the "CompuServe Merger") of a wholly owned subsidiary of WorldCom with and into CompuServe, the transactions (the "AOL Transaction") contemplated by the Purchase and Sale Agreement (the "AOL Agreement") with America Online, Inc. ("AOL") or the merger (the "BFP Merger") of a wholly owned acquisition subsidiary of WorldCom with and into BFP;

  (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and

  (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements; factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors." Potential purchasers of WorldCom Common Stock are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

  The independent public accountants have not examined or compiled the accompanying forward-looking statements or any forecasts or other projections referred to herein and, accordingly, do not provide any assurance with respect to such statements.

  The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by WorldCom or persons acting on its behalf. WorldCom does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

  Potential purchasers of WorldCom Common Stock pursuant to the exercise of the Warrants should consider carefully all of the information contained in this Prospectus, including the following factors:

RISKS RELATED TO THE MCI/WORLDCOM MERGER AND OTHER ACQUISITIONS

Uncertainties in Integrating the Acquired Companies and Achieving Cost Savings

  WorldCom has entered into the MCI/WorldCom Merger Agreement (as defined herein), the BFP Merger Agreement (as defined herein), the CompuServe Merger Agreement and the AOL Agreement (as defined herein), in each case with the expectation that the transactions will result in certain benefits, including, without limitation, cost savings, operating efficiencies, revenue enhancements and other synergies. See "Information Regarding WorldCom -- Recent Developments." Achieving the benefits of the MCI/WorldCom Merger (which would be significantly larger than previous acquisitions completed by WorldCom), the BFP Merger, the CompuServe Merger and the AOL Transaction, will depend in part upon the integration of the businesses of WorldCom together with MCI, BFP, CompuServe and ANS, in an efficient manner, and there can be no assurance that this will occur. The consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration processes could have a material adverse effect on the revenues, levels of expenses and operating results of the combined companies. There can be no assurance that the combined companies will realize any of the anticipated benefits of the CompuServe Merger, the MCI/WorldCom Merger, the BFP Merger or the AOL Transaction. For a discussion of other factors and assumptions related to the synergy estimates, "Item 5. Other Events - The MCI/WorldCom Merger - Effects of the MCI/WorldCom Merger; Estimated Synergies" contained in the January 1998 Form 8-K incorporated herein by reference.

Necessity of Receiving Governmental Approvals Prior to the MCI/WorldCom Merger; Risks Associated with Failure to Obtain Approvals of Certain Governmental Authorities

  The consummation of the MCI/WorldCom Merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), and confirmation from the Commission of the European Communities (the "European Commission") by way of a decision under Council Regulation 4064/89 (the "Merger Control Regulation") that the MCI/WorldCom Merger does not create or strengthen a dominant position as a result of which competition would be significantly impeded in the European common market. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement, relating primarily to the Federal Communications Commission (the "FCC"), and state public utility or service commissions ("PUCs"), must be made and received prior to consummation of the MCI/WorldCom Merger. There can be no assurance that such authorizations, approvals or decisions will be granted, or, if granted will not contain certain material conditions or restrictions, that an injunction will not be issued before or after receipt of MCI and WorldCom shareholder approval by a court of competent jurisdiction enjoining the consummation of the MCI/WorldCom Merger or that a challenge to the MCI/WorldCom Merger on the grounds that it is not compatible with the European common market will not be made, or if a challenge is made, what the result will be.

  Consummation of the MCI/WorldCom Merger is subject to additional approvals from certain governmental authorities. If such approvals have not been received at such time as all other material conditions to the MCI/WorldCom Merger have been satisfied or waived, MCI and WorldCom may nonetheless determine to consummate the MCI/WorldCom Merger. Although MCI and WorldCom are seeking such approvals, it is uncertain whether such approvals will be timely received from, among others, every jurisdiction in which MCI and WorldCom are authorized to do business. If MCI and WorldCom determine to consummate the MCI/WorldCom Merger without having received all such approvals, no assurance can be given that any resulting loss of business would not have a material adverse effect on the businesses, prospects, financial condition or results of operations of

WorldCom and MCI on a combined basis. See "Item 5. Other Events -- The MCI/WorldCom Merger -- Certain Regulatory Filings and Approvals" contained in the January 1998 Form 8-K incorporated herein by reference.

The Effect of Stock Price Fluctuations

  The relative stock prices of WorldCom Common Stock in the future may vary significantly from the prices as of the date hereof. These variances may be due to changes in the businesses, operations, results and prospects of WorldCom, as well as MCI, BFP, CompuServe and ANS, market assessments of the likelihood that the MCI/WorldCom Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to any of the combined companies by regulatory agencies in connection with or following consummation of the CompuServe Merger, the MCI/WorldCom Merger, the BFP Merger or the AOL Transaction, general market and economic conditions, and other factors. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market price or liquidity of WorldCom Common Stock.

RISKS RELATING TO THE BUSINESSES AND OPERATIONS OF THE COMBINED COMPANIES

Debt Service, Interest Rate Fluctuations, Other Restrictive Covenants and Capital Spending

  In connection with the MCI/WorldCom Merger, WorldCom has agreed to pay British Telecommunications plc ("BT") $51.00 in cash without interest for each share of Class A common stock ("MCI Class A Common Stock") of MCI it owns, or approximately $7 billion in the aggregate. Additionally, WorldCom has paid BT fees of $465 million. See "Information Regarding WorldCom -- Recent Developments -- The MCI/WorldCom Merger." WorldCom expects to fund this commitment through a combination of bank and bond financing and believes that the indebtedness incurred in connection with WorldCom's proposed acquisitions may have an effect on WorldCom's credit rating. Increases in interest rates on WorldCom's debt would have an adverse effect upon WorldCom's reported net income and cash flow. WorldCom believes that the combined operations of WorldCom, MCI, CompuServe, ANS and BFP would generate sufficient cash flow to service WorldCom's debt and capital requirements upon consummation of the MCI/WorldCom Merger, the CompuServe Merger, the AOL Transaction and the BFP Merger; however, economic downturns, increased interest rates and other adverse developments, including factors beyond WorldCom's control, could impair its ability to service its indebtedness. In addition, the cash flow required to service WorldCom's debt may reduce its ability to fund internal growth, additional acquisitions and capital improvements.

  The development of the businesses of the combined companies (including MCI, CompuServe, ANS and BFP) and the installation and expansion of their domestic and international networks would continue to require significant capital expenditures. Failure to have access to sufficient funds for capital expenditures on acceptable terms or the failure to achieve capital expenditure synergies may require the combined companies to delay or abandon some of their plans, which could have a material adverse effect on the success of the proposed mergers and the combined companies.

Acquisition Integration

  A major portion of WorldCom's growth in recent years has resulted from acquisitions, which involve certain operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by WorldCom's management, while WorldCom continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness as a result of the acquisition and the consequent need to service that indebtedness. In addition, the issuance of stock in connection with acquisitions dilutes the voting power and may dilute the economic interests of existing shareholders. In carrying out its acquisition strategy, WorldCom attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but there can be no assurance that it will be successful in doing so. Nor can there be any assurance that

WorldCom will be successful in identifying attractive acquisition candidates or completing additional acquisitions on favorable terms.

Risks of International Business

  WorldCom and MCI derive substantial revenues from providing international communications services to United States commercial and carrier customers. Such operations are subject to certain risks such as changes in United States or foreign government regulatory policies, disruption, suspension or termination of operating agreements, carrier alliances and currency fluctuations. In particular, WorldCom's and MCI's revenues and costs of sales are sensitive to changes in international settlement rates and international traffic routing patterns. The rates that WorldCom and MCI can charge their customers for international services may decrease in the future due to the entry of new carriers with substantial resources, aggressiveness on the part of new or existing carriers, the widespread resale of international private lines to provide switched voice services, the provision of international services via non-traditional means including the Internet, the consummation of mergers, joint ventures and alliances among large international carriers that facilitate targeted pricing and cost reductions, and the rapid growth of international circuit capacity due to the deployment of new undersea fiber optic cables and new high capacity satellite systems in the Atlantic, Pacific and Indian Ocean regions.

Risks of Overseas Business Operations

  WorldCom and MCI derive substantial revenues from providing services to customers in overseas locations, particularly the United Kingdom, Germany and Mexico. Such operations are subject to certain risks such as changes in the legal and regulatory policies of the foreign jurisdiction, local political and economic developments, currency fluctuations, exchange controls, royalty and tax increases, retroactive tax claims, expropriation, and import and export regulations and other laws and policies of the United States affecting foreign trade, investment and taxation. In addition, in the event of any dispute arising from foreign operations, WorldCom and MCI may be subject to the exclusive jurisdiction of foreign courts and may not be successful in subjecting foreign persons or entities to the jurisdiction of the courts in the United States. WorldCom and MCI may also be hindered or prevented from enforcing their rights with respect to foreign governments because of the doctrine of sovereign immunity. There can be no assurance that the laws, regulations or administrative practices of foreign countries relating to WorldCom or MCI's ability to do business in that country will not change. Any such change could have a material adverse effect on the business and financial condition of the combined companies.

Rapid Technological Change; Dependence upon Product Development

  The telecommunications industry is subject to rapid and significant changes in technology. While WorldCom does not believe that, for the foreseeable future, these changes will either materially or adversely affect the continued use of fiber optic cable or materially hinder its ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, on the businesses of the combined companies cannot be predicted.

  The market for the data communications products and services of MCI, UUNET Technologies, Inc., a wholly owned subsidiary of WorldCom ("UUNET"), CompuServe and ANS, including Internet access and related products, is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the combined companies will successfully identify new product and service opportunities and develop and bring new products and services to market in a timely manner. The combined companies also will be at risk from fundamental changes in the way data communications, including Internet access, services are marketed and delivered. The combined companies' Internet service strategy assumes that the Transmission Control Protocol/Internet Protocol, utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocol and transport infrastructure for Internet-related services. Emerging transport alternatives include wireless cable modems and satellite delivery of Internet information; alternative open protocol and proprietary protocol standards have been or are being developed. WorldCom's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that WorldCom will succeed in adapting its data communications services business to alternate access devices, conduits and protocols.

Regulation Risks

  WorldCom's and MCI's operating subsidiaries are subject to varying degrees of federal, state, local and international regulation. In the United States, WorldCom's and MCI's subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. Each such subsidiary must be separately certified in each state to offer local exchange and intrastate long distance services. No state, however, subjects WorldCom or MCI to price cap or rate of return regulation, nor is WorldCom or MCI currently required to obtain FCC authorization for installation or operation of its network facilities used for domestic services, other than licenses for specific terrestrial microwave and satellite earth station facilities which utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of international facilities and services. WorldCom and MCI are also subject to varying degrees of regulation in the foreign jurisdictions in which they conduct business including authorization for the installation and operation of network facilities. Although the trend in federal, state, local and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States and abroad would not have a material adverse effect on WorldCom.

  On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecom Act"), which permits the Bell Operating Companies (the "BOCs") to provide domestic and international long distance services to customers located outside of the BOCs' home regions; permits a petitioning BOC to provide domestic and international long distance service to customers within its operating area on a state by state basis upon a finding by the FCC that a petitioning BOC has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long distance services would further the public interest; and removes existing barriers to entry into local service markets. Additionally, there were significant changes in: the manner in which carrier-to-carrier arrangements are regulated at the federal and state level; procedures to revise universal service standards; and penalties for unauthorized switching of customers. The FCC has instituted and, in most instances completed, proceedings addressing the implementation of this legislation.

  In implementing the Telecom Act, the FCC established nationwide rules designed to encourage new entrants to participate in the local services markets through interconnection with the incumbent local exchange carriers ("ILECs"), resale of ILECs' retail services, and use of individual and combinations of unbundled network elements. These rules set the groundwork for the statutory criteria governing BOC entry into the long distance market. Appeals of the FCC order adopting those rules were consolidated before the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit"). The Eighth Circuit found constitutional challenges to certain practices implementing cost provisions of the Telecom Act that were ordered by certain state PUCs to be premature, but vacated significant portions of the FCC's nationwide pricing rules, and vacated an FCC rule requiring that unbundled network elements be provided on a combined basis. The Solicitor General, on behalf of the FCC, and certain other parties, including WorldCom and MCI, sought certiorari in the United States Supreme Court. Certain BOCs have also raised constitutional challenges to provisions of the Telecom Act restricting BOC provision of long distance services, manufacturing of telecommunications equipment, electronic publishing and alarm monitoring services. On December 31, 1997, the United States District Court for the Northern District of Texas ruled that these restrictions violate the Bill of Attainder Clause of the U.S. Constitution. Currently, this decision only applies to SBC Corporation ("SBC"), US WEST Communications Group ("US WEST"), and Bell Atlantic Corporation ("Bell Atlantic"). AT&T Corp. ("AT&T"), MCI, the U.S. Department of Justice and the FCC announced that they will appeal the decision and have sought a stay of the ruling. WorldCom cannot predict either the ultimate outcome of these or future challenges to the Telecom Act, any related appeals of regulatory or court decisions, or the eventual effect on its businesses or the industry in general.

  The FCC has denied applications filed by Ameritech Corporation ("Ameritech"), SBC and BellSouth Corporation ("BellSouth") seeking authority to provide inter-local access transport area ("interLATA") long distance service in Michigan, Oklahoma and South Carolina, respectively. SBC has appealed the FCC's denial of its application to the Eighth Circuit. In its denial of an Ameritech application and a BellSouth application, the FCC provided detailed guidance to applicants regarding the obligations of the applicants, the format of future applications, the content of future applications, and the review standards that it will apply in evaluating any future applications. The National Association of Regulatory Utility Commissioners and several state regulatory commissions have appealed jurisdictional aspects of that Ameritech application denial to the Eighth Circuit. WorldCom cannot predict either the outcome of these appeals, or the BOCs' willingness to abide by these FCC guidelines, or the timing or outcome of future applications submitted to the FCC. Additionally, the FCC is presently considering BellSouth's application for authority to provide interLATA service in Louisiana. Other BOCs have announced their intention to file applications at the FCC for authority to provide interLATA services. WorldCom cannot predict the outcome of these proceedings.

  On May 7, 1997, the FCC announced that it will issue a series of orders that will reform Universal Service Subsidy allocations and adopted various reforms to the existing rate structure for interstate access services provided by the ILECs that are designed to reduce access charges, over time, to more economically efficient levels and rate structures. It also affirmed that information service providers (including, among others, Internet service providers ("ISPs")) should not be subject to existing access charges ("ISP Exemption"). Petitions for reconsideration of, among other things, the access service and ISP Exemption related actions were filed before the FCC and appeals taken to various United States Courts of Appeals. On reconsideration, the FCC in significant part affirmed the access charge and ISP Exemption actions, and the court appeals have been consolidated before the Eighth Circuit. Also, several state agencies have started proceedings to address the reallocation of implicit subsidies contained in access rates and retail service rates to state universal service funds. Access charges are a principal component of the combined companies' telecommunication expense. Additionally, modification of the ISP Exemption could have an adverse effect on the combined companies' Internet-related services business. WorldCom cannot predict either the outcome of these appeals or whether or not the result(s) will have a material impact upon the consolidated financial position or results of operations of the combined companies.

  The FCC issued on December 24, 1996 a Notice of Inquiry to seek comment on whether it should consider various actions relating to interstate information services and the Internet. The FCC recognized that these services and recent technological advances may be constrained by current regulatory practices that have their foundations in traditional circuit switched telecommunications services and technologies. Based upon this and other proceedings, the FCC may permit telecommunications companies, BOCs or others to increase the scope or reduce the cost of their Internet access services. WorldCom cannot predict the effect that the Notice of Inquiry, the Telecom Act or any future legislation, regulation or regulatory changes may have on the consolidated financial position or results of operations of the combined companies.

  In December 1996, the FCC adopted a new policy that makes it easier for United States international carriers to obtain authority to route international public switched voice traffic to and from the United States outside of the traditional settlement rate and proportionate return regimes. In February 1997, the United States entered into a World Trade Organization Agreement (the "WTO Agreement") that should have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. In June 1997, in order to comply with United States commitments to the WTO Agreement, the FCC proposed to implement new rules that would liberalize existing policies regarding (i) the services that may be provided by foreign affiliated United States international common carriers, including carriers controlled or more than 25 percent owned by foreign carriers that have market power in their home markets, and (ii) the provision of international switched voice services outside of the traditional settlement rate and proportionate return regimes. The FCC voted on November 25, 1997 to adopt these new rules but has not yet established an effective date for the rules.

  In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks are intended to reduce the rates that U.S. carriers pay foreign carriers, to terminate traffic in their home countries. The FCC will also prohibit a United States carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate within the benchmark. The FCC also adopted new rules that will liberalize the provision of switched services over private lines to World Trade Organization member countries, by allowing such services on routes where 50% or more of United States billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark or where the foreign country's rules concerning provision of international switched services over private lines are deemed equivalent to United States rules.

  Although the FCC's new policies and implementation of the WTO Agreement may result in lower costs to the combined companies, including MCI, to terminate international traffic, there is a risk that the revenues that the combined companies, including MCI, receive from inbound international traffic may decrease to an even greater degree. The implementation of the WTO Agreement may also make it easier for foreign carriers with market power in their home markets to offer United States and foreign customers end-to-end services to the disadvantage of the combined companies, which may continue to face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide such end-to-end services. Further, many foreign carriers have challenged, in court and at the FCC, the FCC's order adopting mandatory settlement rate benchmarks. If the FCC's settlement rate benchmark order were to be overturned, it would accelerate the full-fledged entry of foreign carriers into the United States and make it far easier for foreign carriers to route international traffic into the United States at low, cost-based termination rates, while United States carriers would continue to have little choice but to route international traffic into most foreign countries at much higher, above cost, settlement rates.

Competition

  Virtually every aspect of the telecommunications industry is extremely competitive, and WorldCom expects that competition will intensify in the future. The combined companies (including MCI, CompuServe, ANS and BFP) face significant competition from carriers and other companies with greater market share and financial resources. The combined companies compete domestically with incumbent providers, which have historically dominated local telecommunications, and with long distance carriers, for the provision of long distance services. Sometimes the incumbent provider offers both local and long distance services. The ILECs presently have numerous advantages as a result of their historic monopoly control over local exchanges. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the combined companies. Many of the combined companies' existing and potential competitors have financial, personnel and other resources significantly greater than those of the combined companies. The combined companies also face competition from one or more competitors in every area of their businesses, including competitive access providers operating fiber optic networks, in some cases in conjunction with the local cable television operator. AT&T and Sprint Corporation ("Sprint") have indicated their intention to offer local telecommunications services in major United States markets using their own facilities, including in AT&T's case, the announced acquisition of the facilities and business of Teleport Communications Group, Inc., or by resale of the local exchange carriers' or other providers' services. In addition, the combined companies compete with equipment vendors and installers and telecommunications management companies with respect to certain portions of their businesses.

  Overseas, the combined companies compete with incumbent providers, many of which still have special regulatory status and the exclusive rights to provide certain services, and virtually all of which have historically dominated their local, domestic long distance and international services business. These incumbent providers have numerous advantages, including existing facilities, customer loyalty and substantial financial resources. The combined companies also compete with other service providers, many of which are affiliated with incumbent providers in other countries. Typically, the combined companies must devote extensive resources to obtaining regulatory approvals necessary to operate overseas, and then to obtaining access to and interconnection with the incumbent's network on a non-discriminatory basis.

  The combined companies may also be subject to additional competition due to the development of new technologies and increased availability of domestic and international transmission capacity. For example, even though fiber optic networks, such as that of WorldCom, are now widely used for long distance transmission, it is possible that the desirability of such networks could be adversely affected by changing technology. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and fiber optic transmission capacity for services similar to those provided by the combined companies. WorldCom cannot predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

  Under the Telecom Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition, however, also establishes, in part, the predicate for the BOCs to provide in-region interexchange long distance services, if the constitutionality of the Telecom Act is upheld. The BOCs are currently allowed to offer certain "incidental" long distance service in-region and to offer out-of-region long distance services. Once the BOCs are allowed to offer in-region long distance services, they could be in a position to offer single source local and long distance service similar to that being offered by the combined companies. WorldCom expects that the increased competition made possible by regulatory reform will result in certain additional pricing and margin pressures in the domestic telecommunications services business. Such of the additional pressures as may result from BOC provision of in-region interexchange long distance services may be accelerated if the ruling of the United States District Court for the Northern District of Texas on the constitutionality of the Telecom Act's restrictions is not stayed or is ultimately upheld on appeal.

  The combined companies will also compete in offering data communications services, including Internet access and related services. This is also an extremely competitive business. WorldCom expects that competition will continue to intensify in the future. WorldCom believes that the ability of the combined companies to compete successfully in this arena depends on a number of factors, including: industry presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of its network infrastructure; ease of access to and navigation on the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new products and services by the combined companies and their competitors; the combined companies' ability to support industry standards; and industry and general economic trends. The success of the combined companies will depend heavily upon the combined companies' ability to provide high quality data communication services, including Internet connectivity and value-added Internet services, at competitive prices.

  Major telecommunications companies have expanded their current services to compete fully in offering data communication services, including Internet services, and WorldCom expects additional telecommunications companies to continue to compete in this arena. WorldCom believes that new competitors, including large computer hardware, software, media and other technology and telecommunications companies, will also offer data communications services, resulting in even greater competition for the combined companies. Certain companies, including AT&T, GTE Corporation ("GTE"), Intermedia Communications, Inc., Teleport Communications Group and PSINet, Inc., have obtained or expanded their Internet access products and services as a result of acquisitions and strategic investments. Such acquisitions may permit the combined companies' competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. WorldCom expects these acquisitions and strategic investments to increase, thus creating significant new competitors to the combined companies.

  As the combined companies continue to expand data communications operations outside of the United States, the combined companies will be forced to compete with and buy services from incumbent providers, many of which are government-owned and/or still have special regulatory status and the exclusive rights to provide certain essential services. The combined companies will also encounter competition from companies whose operating styles are substantially different from those that they usually encounter. For example, in Europe, WorldCom's subsidiaries compete directly with: (1) telecommunications companies, such as BT, Deutsche Telekom and others; (2) global telecommunications alliances such as Global One (Deutsche Telekom AG, France Telecom and Sprint) and others; and (3) other Internet access providers, such as Demon Internet Limited. Foreign competitors may also possess a better understanding of their local markets and may have better working relationships with, or control of, local telecommunications companies. There can be no assurance that the combined companies can obtain similar levels of local knowledge, and failure to obtain that knowledge could place the combined companies at a serious competitive disadvantage.

Anti-Takeover Provisions

  The WorldCom Second Amended and Restated Articles of Incorporation (the "WorldCom Articles") contain provisions (a) requiring a 70% vote for approval of certain business combinations with certain 10% shareholders unless approved by a majority of the continuing members of the WorldCom Board of Directors or unless certain minimum price, procedural and other requirements are met; (b) restricting aggregate beneficial ownership of the capital stock of WorldCom by foreign shareholders to 20% of the total outstanding capital stock, and subjecting excess shares to redemption; and (c) authorizing WorldCom's Board of Directors to issue preferred stock in one or more classes without any action on the part of shareholders. In addition, WorldCom has entered into a Rights Agreement between WorldCom and The Bank of New York, as Rights Agent (the "Rights Agent"), dated as of August 25, 1996, as amended (the "WorldCom Rights Agreement"), which would cause substantial dilution to a person or group that attempts to acquire WorldCom on terms not approved by WorldCom's Board of Directors. Further, the WorldCom Restated Bylaws (the "WorldCom Bylaws") (a) contain requirements regarding advance notice of nomination of directors by shareholders and (b) restrict the calling of special meetings by shareholders to those owning shares representing not less than 40% of the votes to be cast. These provisions, including the WorldCom Rights Agreement, may have an "anti-takeover" effect. See "Description of WorldCom Capital Stock."

                                USE OF PROCEEDS

         If the Warrants are exercised in full, WorldCom would receive aggregate proceeds of $6,724,167. WorldCom will use the net proceeds for general corporate purposes.

                              PLAN OF DISTRIBUTION

         The Shares will be issued and sold upon the exercise of Warrants by the Holders thereof. No underwriter, broker, salesperson or other person will receive any commission or other compensation in connection with the sale of the Shares offered hereby. The total number of Shares which may be sold hereunder upon exercise of the Warrants will be 595,700, based on the estimated BFP Exchange Ratio (as defined below). The Company will pay all expenses related to this Prospectus (and the Registration Statement of which this Prospectus is part), estimated to be approximately $20,000.

                         INFORMATION REGARDING WORLDCOM

  The following briefly describes the businesses of WorldCom, as well as information regarding the MCI/WorldCom Merger, the CompuServe Merger, the AOL Transaction, and the BFP Merger. Additional information regarding WorldCom and such proposed transactions is contained in its filings with the Commission pursuant to the Exchange Act. See "Available Information" and "Incorporation of Documents by Reference."

BUSINESS OF WORLDCOM

         WorldCom is one of the largest telecommunications companies in the United States, serving local, long distance, and Internet customers domestically and internationally. WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

         WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to ATM-based backbone service, and interconnection via Network Access Points to Internet Service Providers ("ISPs"). In addition, WorldCom's subsidiary, UUNET, is an international ISP.

         WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600.

RECENT DEVELOPMENTS

         THE MCI/WORLDCOM MERGER. On October 1, 1997, WorldCom announced its intention to commence an exchange offer to acquire all of the outstanding shares of MCI common stock, par value $.10 per share ("MCI Common Stock"), for $41.50 of WorldCom Common Stock, subject to adjustment in certain circumstances as set forth in materials filed by WorldCom with the Commission (the "MCI Offer"). On November 9, 1997, WorldCom entered into an Agreement and Plan of Merger (the "MCI/WorldCom Merger Agreement") with MCI and a wholly-owned acquisition subsidiary of WorldCom ("MCI Merger Sub"), providing for the merger (the "MCI/WorldCom Merger") of MCI with and into MCI Merger Sub, with MCI Merger Sub surviving as a wholly-owned subsidiary of WorldCom. As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease, and MCI Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the Delaware General Corporation Law. Subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each share of MCI Common Stock outstanding immediately prior to the effective time of the MCI/WorldCom Merger (the "MCI/WorldCom Effective Time") will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio (as defined below) (the "MCI Common Stock Merger Consideration"), and each share of MCI Class A Common Stock, par value $.10 per share outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the right to receive $51.00 in cash, without interest thereon (the "MCI Class A Common Stock Merger Consideration" and, collectively with the MCI Common Stock Merger Consideration, the "MCI/WorldCom Merger Consideration"). The "MCI Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock (the "MCI/WorldCom Average Price") as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the MCI/WorldCom Effective Time (the "MCI Measurement Period"); provided, however, that the MCI Exchange Ratio will not be less than 1.2439 or greater than 1.7586. Cash will be paid in lieu of the issuance of any fractional share of WorldCom Common Stock in the MCI/WorldCom Merger.

   Based on the number of shares MCI Common Stock outstanding as of January 20, 1998 and assumed MCI Exchange Ratios of 1.2439 and 1.7586, approximately 710,554,160 shares and 1,004,566,722 shares, respectively, of WorldCom Common Stock would be issued in the MCI/WorldCom Merger. In addition, outstanding options to purchase shares of MCI Common Stock would be converted in the MCI/ WorldCom Merger to options to acquire an aggregate of approximately 86,491,688 shares and 122,280,154 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the MCI Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as they would have received had they exercised prior to the MCI/WorldCom Merger, at the same exercise price.

   The MCI/WorldCom Merger is subject to the approvals of the MCI stockholders and the WorldCom shareholders as well as approvals from the FCC, the Department of Justice and various state government bodies. In addition, the MCI/WorldCom Merger is subject to review by the European Commission. WorldCom anticipates that the MCI/WorldCom Merger will close in late spring or early summer of 1998.

   Termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions, including the failure to receive the approval of MCI's stockholders of the MCI/WorldCom Merger or the MCI/WorldCom Merger Agreement, will require MCI to pay WorldCom $750 million as a termination fee and to reimburse WorldCom the $450 million alternative transaction fee paid by WorldCom to British

Telecommunications plc ("BT"). Further, termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions, including the failure to receive the approval of WorldCom's shareholders of the issuance of shares pursuant to the MCI/WorldCom Agreement, will require WorldCom to pay MCI $1.635 billion as a termination fee.

   Pursuant to an agreement (the "BT Agreement") among MCI, WorldCom and BT, the prior merger agreement between BT and MCI (the "BT/MCI Merger Agreement") was terminated, and WorldCom agreed to pay BT an alternative transaction fee of $450 million and expenses of $15 million payable to BT in accordance with the BT/MCI Merger Agreement. These fees were paid on November 12, 1997. WorldCom also agreed to pay to BT an additional payment of $250 million in the event that WorldCom is required to make the $1.635 billion payment to MCI in accordance with the MCI/WorldCom Merger Agreement. In addition, pursuant to the BT Agreement, BT agreed to vote (or cause to be voted) its shares of MCI Class A Common Stock in favor of the MCI/WorldCom Merger Agreement, the adoption by MCI of the MCI/WorldCom Merger Agreement and the approval of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

         THE COMPUSERVE MERGER. On September 7, 1997, WorldCom entered into the Agreement and Plan of Merger (the "CompuServe Merger Agreement") with H&R Block, Inc. ("H&R Block"), H&R Block Group, Inc. ("Block Group"), CompuServe and a wholly-owned acquisition subsidiary of the Company providing for the CompuServe Merger. In the CompuServe Merger, each share of CompuServe common stock ("CompuServe Common Stock") will be converted into a fraction of a share of WorldCom Common Stock equal to the CompuServe exchange ratio (the "CompuServe Exchange Ratio"), which will be determined as follows: (i) if the average trading price (generally based on the average reported closing prices for a specified twenty day period prior to closing) of a share of WorldCom Common Stock is greater than or equal to $29.54, the CompuServe Exchange Ratio will be 0.40625; (ii) if such average trading price is greater than or equal to $24.00 but less than $29.54, the CompuServe Exchange Ratio will equal a fraction determined by dividing $12.00 by such average trading price; and (iii) if such average trading price is less than $24.00, the CompuServe Exchange Ratio will be 0.5, provided that CompuServe has the right to terminate the CompuServe Merger Agreement if such average trading price is less than $24.00. Based on (i) the number of shares of CompuServe Common Stock outstanding as of January 20, 1998 (assuming the conversion of CompuServe stock options into WorldCom Common Stock) and (ii) assumed CompuServe Exchange Ratios of 0.40625 and 0.5, 38,293,901 shares and 47,130,956 shares, respectively, of WorldCom Common Stock will be issued in the CompuServe Merger. Consummation of the CompuServe Merger is subject to certain conditions, including the approval of the stockholders of CompuServe. The applicable waiting period under the Hart-Scott-Rodino Act has expired. The CompuServe Merger Agreement may be terminated if the effective time has not occurred on or before March 1, 1998 and under certain other circumstances. Termination of the CompuServe Merger Agreement by WorldCom or CompuServe under certain circumstances, including failure to receive the approval of CompuServe's stockholders, will require one party to make $15 million payment to the other party as a termination fee. H&R Block and Block Group have agreed to vote all of the CompuServe shares directly or indirectly owned by it (the "Block Shares," which, as of September 30, 1997, represented approximately 80.1% of the outstanding CompuServe shares) in favor of the CompuServe Merger, which number of shares is sufficient for such approval. In addition, H&R Block and Block Group have irrevocably appointed WorldCom or its nominee as proxy to vote the Block Shares at any stockholder meeting or otherwise as described in the preceding sentence, and have granted WorldCom an option to purchase the Block Shares under certain circumstances. The closing of the CompuServe Merger, which will be accounted for as a purchase, is expected to occur on or about January 31, 1998, provided that the conditions to the CompuServe Merger are then fulfilled or waived.

         THE AOL TRANSACTION. On September 7, 1997, WorldCom also entered into a Purchase and Sale Agreement (the "AOL Agreement") with America Online, Inc. ("AOL"), under which WorldCom agreed to (a) transfer to AOL the online services businesses of CompuServe and Spry, Inc., a CompuServe subsidiary ("Sprynet"), which WorldCom will acquire as a result of the CompuServe Merger, and (b) acquire all outstanding shares of ANS Communications, Inc. ("ANS"), a wholly-owned subsidiary of AOL which provides Internet and other networking services to AOL and other customers. In addition to the transfer of the online services businesses of CompuServe and Sprynet, WorldCom will pay AOL $175 million in cash, subject to certain adjustments specified in the AOL Agreement. The closing of the AOL Transaction is conditioned on, and is





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
expected to occur immediately after, the closing of the CompuServe Merger. The closing of the AOL Transaction, which will be accounted for as a purchase, is subject to certain other conditions. The applicable waiting period under the Hart-Scott-Rodino Act with respect to the AOL Transaction has expired.

         THE BFP MERGER. WorldCom entered into an Amended and Restated Agreement and Plan of Merger dated as of October 1, 1997 (the "BFP Merger Agreement") with BFP and a wholly owned acquisition subsidiary of WorldCom, providing for the BFP Merger. In the BFP Merger, each share of common stock, par value $.01, of BFP (the "BFP Common Stock") will be converted into a fraction of a share of WorldCom Common Stock equal to the BFP Exchange Ratio. The "BFP Exchange Ratio" will be determined as follows: (i) if the average trading price (generally based on the average reported closing prices for a specified twenty-day period prior to closing) of a share of WorldCom Common Stock is greater than or equal to $35.15, the BFP Exchange Ratio will equal 1.65; (ii) if such average trading price is greater than or equal to $31.35 but less than $35.15, the BFP Exchange Ratio will equal a fraction determined by dividing $58.00 by such average trading prices; and (iii) if such average trading price is less than $31.35, the BFP Exchange Ratio will equal 1.85. Based on (i) BFP Common Stock outstanding as of December 23, 1997 (including an estimated 73,000 shares that will be issuable immediately prior to the effective time of the BFP Merger pursuant to an employee stock purchase plan) and (ii) assumed BFP Exchange Ratios of 1.65 and 1.85, approximately 64,729,280 shares and 72,575,253 shares, respectively, of WorldCom Common Stock will be issued in the BFP Merger. In addition, outstanding warrants and options to purchase shares of BFP Common Stock would be converted in the BFP Merger to warrants and options to acquire an aggregate of approximately 4,634,777 shares and 5,196,569 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the BFP Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as if they had exercised prior to the BFP Merger, at the same aggregate exercise price. The BFP Merger has been structured to qualify as a pooling of interests. Consummation of the BFP Merger is subject to the fulfillment of a number of conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act and the receipt of other required regulatory approvals (which condition has been satisfied), and the absence of certain material adverse changes. Consummation of the BFP Merger is also subject to the approval and adoption of the BFP Merger Agreement by the stockholders of BFP. The BFP Merger Agreement may be terminated if the effective time has not occurred on or before March 31, 1998 and under certain other circumstances. Termination of the BFP Merger Agreement by WorldCom or BFP under certain circumstances will require one party to make a $40 million payment to the other party. Each of BFP's directors has agreed to vote his or her beneficially owned shares of BFP Common Stock in favor of the BFP Merger Agreement. The closing of the BFP Merger is expected to occur on or about January 29, 1998, provided that the conditions to the BFP Merger are then fulfilled or waived.

                            DESCRIPTION OF WARRANTS

         The following summary, which describes certain material provisions of the Warrants, does not purport to be complete and is subject in all respects to, and is qualified in its entirety by, reference to such Warrants, copies of the forms of which are filed as exhibits to this Registration Statement.

         GENERAL. In connection with the BFP Merger, each share of the BFP Common Stock will be converted into a number of shares of WorldCom Common Stock equal to the BFP Exchange Ratio. Upon consummation of the BFP Merger, the Warrants, which are exercisable for 322,000 shares of BFP Common Stock, will become exercisable for WorldCom Common Stock and the holders thereof (the "Holders") will be entitled to purchase, in the aggregate, 595,700 shares of WorldCom Common Stock, based on the estimated BFP Exchange Ratio of 1.85. The price at which a Holder of a Warrant may purchase a share of WorldCom Common Stock (the "Purchase Price") and the number of shares of WorldCom Common Stock issuable on exercise of the Warrants will be adjusted to reflect the BFP Exchange Ratio, so that, on exercise of the Warrants, the Holders of the Warrants will receive, in the aggregate, the same number of shares of WorldCom Common Stock as if they had exercised their rights under the Warrants prior to the BFP Merger, at the same aggregate exercise price. The Purchase Prices are subject to certain adjustments, which are described below.

         The Warrants were issued pursuant to two different forms of warrants. One form of warrant is set forth in Exhibit 4.15 to this Registration Statement and the Warrants issued pursuant to that form are referred to herein as the "Series A Warrants." The other form of warrant is set forth in Exhibit 4.16 to this Registration Statement and the Warrants issued pursuant to that form are referred to herein as the "Series B Warrants." The Warrants are exercisable for various periods ending between March 31, 1998 and December 21, 1999, depending on the specific terms of the individual Warrants

         ADJUSTMENT. The number of shares of WorldCom Common Stock issuable upon the exercise of a Warrant and the Purchase Price thereof are subject to adjustment from time to time upon the occurrence of certain events, including, without limitation: (1) the subdivision, by any stock split, stock dividend, recapitalization, or otherwise, of WorldCom's Common Stock into a greater number of shares or the combination, by reverse stock split or otherwise, of WorldCom Common Stock into a smaller number of shares; (2) any reorganization, reclassification, consolidation, merger, sale of all or substantially all of WorldCom's assets to another person, or other transaction that is affected in such a manner that Holders of WorldCom Common Stock are entitled to receive, either directly or upon subsequent liquidation, stock, securities, or assets with respect to or in exchange for WorldCom Common Stock (an "Organic Change");
(3) the occurrence of certain other events, of the type contemplated by the Warrant but not expressly provided for by its provisions. The Series B Warrants require, in addition to the adjustments described in the preceding sentence, that the Purchase Price must be adjusted if certain rights or options are granted to purchase either WorldCom Common Stock or any stock convertible into WorldCom Common Stock, in either case, below a specified price per share.

         NOTICES. WorldCom is required to give written notice of any Purchase Price adjustment to the Holders of the Warrants, setting forth in reasonable detail and certifying the calculation of such adjustment. WorldCom is also required to give written notice to the Holders of the Warrants at least 20 days prior to the date on which WorldCom closes its books or takes a record (1) with respect to any dividend or distribution upon WorldCom Common Stock, (2) with respect to any pro rata subscription offer to Holders of WorldCom Common Stock, and (3) for determining voting rights with respect to an Organic Change, dissolution or liquidation, or the date on which any Organic Change will take place.

         PURCHASE RIGHTS. If at any time WorldCom grants, issues, or sells any options, convertible securities, or rights to purchase stock, warrants, securities, or other property (the "Purchase Rights") pro rata to each record Holder of WorldCom Common Stock, in his, her, or its capacity as Holder of record, then the Holder of a Warrant is entitled to acquire, in addition to the shares of WorldCom Common Stock acquirable and receivable upon exercise of the Warrant, and upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if such Holder had held the number of shares of WorldCom Common Stock acquirable upon the exercise of the Warrant immediately before the date on which a record is taken for grant, issuance, or sale of Purchase Rights, or, if no record is taken, the date as of which the record Holders are to be determined.

         NO RIGHTS AS SHAREHOLDERS. Holders of Warrants are not entitled to vote or receive dividends or be deemed the Holder of WorldCom Common Stock or any other securities of WorldCom which may at any time be issuable on the exercise thereof. The Warrants do not confer upon the Holders, as such, any of the rights of a shareholder of WorldCom or any right (1) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (2) to give or withhold consent to any corporate action (whether upon recapitalization, issue of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise), or (3) except as provided above, to receive notice of meetings or to receive dividends of subscription rights or otherwise, until the Warrants have been exercised.

         METHOD OF EXERCISE. The Warrants may be exercised in whole, but not in part, on or after the date of the Warrant by executing the Form of Election to Purchase (the "Form"), which is attached to the Warrant, and returning the executed Form to WorldCom. The issuance of certificates for shares of WorldCom Common Stock upon exercise of a Warrant is to be made without charge to the Holder of the Warrant for any issuance tax or other cost incurred by WorldCom in connection with such exercise and related issuance. The Warrants may be paid for either in cash or, at the option of the Warrant Holder, in shares of WorldCom Common Stock having a market price on the date of exercise equal to the aggregate Purchase Price of the shares of WorldCom Common Stock being purchased upon exercise of the Warrant.

                     DESCRIPTION OF WORLDCOM CAPITAL STOCK

  The following summary is a description of the material terms of WorldCom capital stock, does not purport to be complete and is subject in all respects to the applicable provisions of the Georgia Business Corporation Code (the "GBCC"), the WorldCom Articles, the WorldCom Bylaws, the Deposit Agreement (referred to below), and the WorldCom Rights Agreement. The WorldCom Articles, the WorldCom Bylaws, the Deposit Agreement and the WorldCom Rights Agreement are included in or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

  The authorized capital stock of WorldCom consists of 2,500,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of January 20, 1998, there were 910,348,124 shares of WorldCom Common Stock, 94,992 shares of WorldCom Series A Preferred Stock and 12,409,093 shares of WorldCom Series B Preferred Stock issued and outstanding. All the shares of WorldCom Series A Preferred Stock are held by The Bank of New York as Depositary for the holders of WorldCom Depositary Shares.

COMMON STOCK

  All of the outstanding shares of WorldCom Common Stock are fully paid and nonassessable. Subject to the prior rights of the holders of preferred stock which may be issued and outstanding, the holders of WorldCom Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor, and, in the event of the dissolution of WorldCom, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences of the holders of WorldCom preferred stock, as provided in the WorldCom Articles. Each holder of WorldCom Common Stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders' meeting, including the election of directors. Holders of WorldCom Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Additional shares of authorized WorldCom Common Stock may be issued without shareholder approval.

  The transfer agent and registrar for the WorldCom Common Stock is The Bank of New York, 101 Barclay Street -- 12W, New York, NY 10286.

PREFERRED STOCK

  The authorized but unissued preferred stock of WorldCom is available for issuance from time to time at the discretion of the WorldCom Board of Directors without shareholder approval. The WorldCom Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number, designation, preferences, limitations and relative rights of the shares of such series, subject to applicable law and the provisions of any outstanding series of preferred stock. The terms of any series of preferred stock including, but not limited to, dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other shareholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on dividends on the WorldCom Common Stock if dividends on the preferred stock are in arrears, dilution of the voting power of other shareholders to the extent a series of the preferred stock has voting rights, and reduction of amounts available on liquidation as a result of any liquidation preference granted to any series of preferred stock.

SERIES A PREFERRED STOCK

  The following description of WorldCom Series A Preferred Stock and the rights represented by the WorldCom Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the WorldCom Articles. Each of the WorldCom Depositary Shares represents a one one-hundredth interest in a share of WorldCom Series A Preferred Stock and entitles the owner to such proportion of all the rights, preferences and privileges of the shares of WorldCom Series A Preferred Stock represented thereby. See "-- Depositary Shares" below.

Dividends

  The holders of shares of WorldCom Series A Preferred Stock are entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential dividends from the issue date of the WorldCom Series A Preferred Stock, accruing at the rate per share of $268.00 per annum or $67.00 per quarter (equivalent to $2.68 per annum or $.67 per quarter for each WorldCom Depositary Share), payable quarterly in arrears. Dividends are payable in cash or in shares of WorldCom Common Stock, at the election of the WorldCom Board of Directors. WorldCom intends to pay dividends in shares of WorldCom Common Stock on each dividend payment date to the extent that it is unable to pay dividends in cash. If the dividends are paid in shares of WorldCom Common Stock, the number of shares of WorldCom Common Stock to be issued on each dividend payment date will be determined by dividing the total dividend to be paid on each WorldCom Depositary Share by 90% of the average of the high and low sales prices of the WorldCom Common Stock as reported by The Nasdaq National Market or any national securities exchange upon which the WorldCom Common Stock is then listed or included, for each of the ten consecutive trading days immediately preceding the fifth business day preceding the record date for such dividend.

  Unless all accumulated dividends on the Series A Preferred Stock have been paid, (i) no dividend (other than a dividend payable solely in shares of junior stock (as defined in the WorldCom Articles)) may be paid on the WorldCom Common Stock, (ii) no other distribution shall be made upon any shares of junior stock, (iii) no shares of junior stock or any series of WorldCom preferred stock shall be purchased, redeemed, or otherwise acquired for cash or other property (excluding junior stock or the WorldCom Series B Preferred Stock) by WorldCom or any of its subsidiaries, and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of junior stock by WorldCom or any of its subsidiaries.

Mandatory Conversion of WorldCom Series A Preferred Stock

  On May 31, 1999 (the "Mandatory Conversion Date"), subject to the optional conversion rights referred to below, each outstanding share of WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) will convert automatically into shares of WorldCom Common Stock at the Common Equivalent Rate (as defined below) in effect on such date and the holder will also be entitled to receive accrued and unpaid dividends thereon. The "Common Equivalent Rate" is initially four hundred twenty (420) shares of WorldCom Common Stock for each share of WorldCom Series A Preferred Stock (equivalent to
4.2 shares of WorldCom Common Stock for each WorldCom Depositary Share), subject to adjustment for certain capital events.

Right to Redeem WorldCom Series A Preferred Stock

  The WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) are not redeemable by WorldCom prior to May 31, 1998 (the "Initial Redemption Date"). On or after the Initial Redemption Date and prior to the Mandatory Conversion Date, WorldCom may redeem the WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares), in whole or in part. Upon any such redemption, the holder of record of shares of

WorldCom Series A Preferred Stock will receive shares of WorldCom Common Stock equal to the call price of the WorldCom Series A Preferred Stock in effect on the date of redemption (the "Call Price") divided by the Current Market Price (as defined in the WorldCom Articles) of the WorldCom Common Stock. The Call Price of each WorldCom Series A Preferred Stock is (i) $3,417.00 ($34.170 per WorldCom Depositary Share) on and after the Initial Redemption Date through August 30, 1998, $3,400.25 ($34.003 per WorldCom Depositary Share) on and after August 31, 1998 through November 29, 1998, $3,383.50 ($33.835 per WorldCom Depositary Share) on and after November 30, 1998 through February 27, 1999, $3,366.75 ($33.668 per WorldCom Depositary Share) on and after February 28, 1999 through April 29, 1999, and $3,350.00 ($33.500 per WorldCom Depositary Share) on and after April 30, 1999 until the Mandatory Conversion Date, plus
(ii) all accrued and unpaid dividends thereon to the date fixed for redemption.

Conversion at Option of Holder

  The WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares) are convertible, in whole or in part, at the option of the holder thereof, at any time prior to the Mandatory Conversion Date, into shares of WorldCom Common Stock at a rate of 344.274 shares of WorldCom Common Stock for each WorldCom Series A Preferred Stock (equivalent to 3.443 shares of WorldCom Common Stock for each WorldCom Depositary Share and equivalent to a conversion price of $9.73 per share of WorldCom Common Stock), subject to adjustment for certain capital events (the "Optional Conversion Rate"). The right to convert WorldCom Series A Preferred Stock called for redemption will terminate at the close of business on the redemption date.

Adjustment for Consolidation or Merger

  In the case of certain mergers, consolidations or other capital transactions, certain customary provisions are required to be made relating to the terms of conversion and redemption applicable to the WorldCom Series A Preferred Stock in order to protect the interests of the holders thereof.

Liquidation Rights

  In the event of the liquidation, dissolution, or winding up of the business of WorldCom, the holders of WorldCom Series A Preferred Stock are entitled to receive a liquidation preference for each share of WorldCom Series A Preferred Stock in an amount equal to the greater of (i) the sum of (a) $3,350 and (b) all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up and (ii) the value of the shares of WorldCom Common Stock into which such shares of WorldCom Series A Preferred Stock are convertible on the date of such liquidation, dissolution or winding up.

Voting Rights

  Each share of WorldCom Series A Preferred Stock is entitled to ten votes per share (equivalent to 0.1 of a vote for each WorldCom Depositary Share) with respect to all matters voted on at a shareholders' meeting, including the election of directors. The holders of the WorldCom Series A Preferred Stock and the holders of WorldCom Common Stock will vote together as a single class, unless otherwise provided by law or the WorldCom Articles. The approval of more than two- thirds of the votes entitled to be cast by the holders of issued and outstanding shares of WorldCom Series A Preferred Stock is required for any amendment to the WorldCom Articles that materially adversely changes the rights, preferences or privileges of the WorldCom Series A Preferred Stock. The holders of the outstanding shares of WorldCom Series A Preferred Stock shall also have the right, voting together with the holders of any other outstanding shares of Voting Preferred Stock (as hereinafter defined) as a separate voting group, to elect two members of the WorldCom Board of Directors at any time six or more quarterly dividends on any shares of Voting Preferred Stock shall be in arrears and unpaid, in whole or in part, whether or not declared and whether or not any funds shall be or have been legally available for payment thereof. For this purpose, "Voting Preferred Stock" shall mean the shares of WorldCom Series A Preferred Stock and each other series of WorldCom Preferred Stock which shall have substantially similar voting rights (including voting as one voting group with other shares of Voting Preferred Stock) with respect to the election of directors upon substantially similar arrearages of dividends.

SERIES B PREFERRED STOCK

  The following description of WorldCom Series B Convertible Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the WorldCom Articles.

Dividends

  The holders of WorldCom Series B Preferred Stock are entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends from the issue date of the WorldCom Series B Preferred Stock, accruing at the rate per share of $.0775 per annum, payable when and as the WorldCom Board of Directors may determine, in cash, before any dividends shall be set apart for or paid upon the WorldCom Common Stock or any other stock ranking as to dividends junior to the WorldCom Series B Preferred Stock in any year. Notwithstanding the foregoing, WorldCom may declare, set apart and pay dividends on shares of the WorldCom Series A Preferred Stock whether or not dividends have been declared, set apart or paid on the shares of WorldCom Series B Preferred Stock. Dividends are only payable in cash, except for payment of accrued but unpaid dividends upon conversion, redemption or liquidation of the WorldCom Series B Preferred Stock, as the case may be, as described below.

  WorldCom is not permitted to set apart for or pay upon the WorldCom Common Stock any Extraordinary Cash Dividend (as defined below) unless, at the same time, WorldCom shall have set apart for or paid upon all shares of WorldCom Series B Preferred Stock an amount of cash per share of WorldCom Series B Preferred Stock equal to the Extraordinary Cash Dividend that would have been paid in respect of such share if the holder of such share of WorldCom Series B Preferred Stock had converted such share into shares of WorldCom Common Stock immediately prior to the record date for such Extraordinary Cash Dividend. The term "Extraordinary Cash Dividend" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the WorldCom Common Stock paid during the consecutive 12-month period ending on and including such date exceeds, on a per share of WorldCom Common Stock basis, 10% of the average daily closing price of the WorldCom Common Stock over such 12-month period.

Conversion at Option of Holder

  The shares of WorldCom Series B Preferred Stock are convertible, in whole or in part, at the option of the holder thereof, at any time, unless previously redeemed, into shares of WorldCom Common Stock at a rate of 0.0973912 shares of WorldCom Common Stock for each share of WorldCom Series B Preferred Stock (equivalent to an initial conversion price of $10.268 per share of WorldCom Common Stock), subject to adjustment for certain capital events (the "Series B Conversion Rate"), and the holder will also be entitled to receive accrued and unpaid dividends payable in cash or, at the option of WorldCom, in shares of WorldCom Common Stock, based on the Fair Market Value thereof (as defined in the WorldCom Articles).

Adjustment for Consolidation or Merger

  In the case of certain mergers, consolidations or other capital transactions, certain customary provisions are required to be made relating to the terms of conversion and redemption applicable to the WorldCom Series B Preferred Stock in order to protect the interests of the holders thereof.

Right to Redeem WorldCom Series B Preferred Stock

  The WorldCom Series B Preferred Stock is not redeemable by WorldCom prior to September 30, 2001. Thereafter, WorldCom has the right to redeem the shares of WorldCom Series B Preferred Stock, in whole or in part, at a redemption price of $1.00 per share plus an amount equal to all accrued and unpaid dividends thereon (the

"Redemption Price"); provided, that all or any portion of the Redemption Price may be paid in shares of WorldCom Common Stock as determined by the WorldCom Board of Directors based on the Fair Market Value thereof (as defined in the WorldCom Articles).

Liquidation Rights

  In the event of the liquidation, dissolution, or winding up of the business of WorldCom, the holders of WorldCom Series B Preferred Stock are entitled to receive a liquidation preference for each share of WorldCom Series B Preferred Stock in an amount equal to the sum of $1.00 plus all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up.

Voting Rights

  Each share of WorldCom Series B Preferred Stock is entitled to one vote per share with respect to all matters voted on at a shareholders' meeting, including the election of directors. The holders of the WorldCom Series B Preferred Stock and the holders of WorldCom Common Stock (and WorldCom Series A Preferred Stock) will vote together as a single class, unless otherwise provided by law or the WorldCom Articles. The approval of at least a majority of the votes entitled to be cast by the holders of issued and outstanding shares of WorldCom Series B Preferred Stock is required to adversely change the rights, preferences or privileges of the WorldCom Series B Preferred Stock. For this purpose, the authorization or issuance of any series of preferred stock with preference or priority over, or being on a parity with the WorldCom Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of WorldCom shall not be deemed to affect adversely the WorldCom Series B Preferred Stock. In case WorldCom shall at any time prior to March 23, 1999 subdivide (whether by stock dividend, stock split or otherwise) the outstanding shares of WorldCom Common Stock into a greater number of shares (each a "Subdivision"), the voting rights of each share of WorldCom Series B Preferred Stock will be adjusted to provide that the percentage of the aggregate voting power of the WorldCom Common Stock represented by the WorldCom Series B Preferred Stock shall be the same as such percentage immediately prior to such Subdivision, with the holder of each share of WorldCom Series B Preferred Stock being entitled to the number of votes proportionate to such adjustment. Such adjustments made pursuant to a Subdivision will become effective immediately after the effective date of the Subdivision.

DEPOSITARY SHARES

  Each WorldCom Depositary Share represents a one-hundredth interest in a share of WorldCom Series A Preferred Stock deposited under the Deposit Agreement (the "Deposit Agreement"), by and among WorldCom, The Bank of New York, as Depositary (the "Depositary"), and the holders from time to time of Depositary Receipts issued thereunder. Subject to the terms of the Deposit Agreement, each owner of a WorldCom Depositary Share is entitled proportionately to all of the rights and preferences of the shares of WorldCom Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) contained in the WorldCom Articles and summarized above under "-- Preferred Stock" and "-- Series A Preferred Stock."

  The WorldCom Depositary Shares are evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). The following description of the WorldCom Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement.

  Mandatory Conversion, or Call. As described under "-- Preferred Stock -- Series A Preferred Stock," the WorldCom Series A Preferred Stock is subject to mandatory conversion into shares of WorldCom Common Stock on the Mandatory Conversion Date, and to the right of WorldCom to call the WorldCom Series A Preferred Stock, at WorldCom's option, for redemption on or after the Initial Redemption Date and before the Mandatory Conversion Date. The WorldCom Depositary Shares are subject to mandatory conversion or call upon substantially the same terms and conditions as the WorldCom Series A Preferred Stock, except that the number of shares of WorldCom Common Stock received upon mandatory conversion or redemption of each WorldCom Depositary Share will be equal to the number of shares of WorldCom Common Stock received upon mandatory conversion or redemption of each share of WorldCom Series A Preferred Stock divided by one hundred.

  Conversion at the Option of Holder. As described under "-- Preferred Stock -- Series A Preferred Stock," the WorldCom Series A Preferred Stock may be converted, in whole or in part, into shares of WorldCom Common Stock at the option of the holders of WorldCom Series A Preferred Stock at any time before the Mandatory Conversion Date, unless previously redeemed. The WorldCom Depositary Shares may, at the option of holders thereof, be converted into shares of WorldCom Common Stock upon the same terms and conditions as the WorldCom Series A Preferred Stock, except that the number of shares of WorldCom Common Stock received upon conversion of each WorldCom Depositary Share will be equal to the number of shares of WorldCom Common Stock received upon conversion of each share of WorldCom Series A Preferred Stock divided by one hundred.

  Voting of WorldCom Series A Preferred Stock. Each record holder of Depositary Receipts on the record date (which will be the same date as the record date for the WorldCom Series A Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of WorldCom Series A Preferred Stock represented by such holder's WorldCom Depositary Shares. The Depositary will abstain from voting WorldCom Series A Preferred Stock to the extent it does not receive specific written voting instructions from the holders of Depositary Receipts representing such WorldCom Series A Preferred Stock.

  Termination of Deposit Agreement. The Deposit Agreement is subject to termination by WorldCom, or, if the Depositary resigns and no successor depositary is properly appointed and accepted, by the Depositary. If any Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue (i) to collect dividends on the WorldCom Series A Preferred Stock and any other distributions with respect thereto and
(ii) to deliver the WorldCom Series A Preferred Stock and any money and other property represented by Depositary Shares upon surrender thereof by the holders thereof. WorldCom does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary. In the event the Deposit Agreement is terminated, WorldCom has agreed to use its best efforts to list the WorldCom Series A Preferred Stock on The Nasdaq National Market.

WORLDCOM SERIES 3 PREFERRED STOCK

  In connection with the issuance of the WorldCom Rights (as hereinafter defined), the WorldCom Board of Directors has authorized 2,500,000 shares of preferred stock to be issued as Series 3 Junior Participating Preferred Stock (the "WorldCom Series 3 Preferred Stock"), a description of the terms of which is set forth below under "-- Preferred Stock Purchase Rights."

PREFERRED STOCK PURCHASE RIGHTS

  On August 25, 1996, WorldCom entered into the WorldCom Rights Agreement, and the WorldCom Board of Directors authorized the issuance of one preferred share purchase right (a "WorldCom Right") for each outstanding share of WorldCom Common Stock outstanding as of September 6, 1996 and issued thereafter until the Distribution Date, as defined in the WorldCom Rights Agreement (the "WorldCom Distribution Date"). Each WorldCom Right entitles the registered holder to purchase from WorldCom one one-thousandth of a share of Series 3 Preferred Stock at an initial price of $160.00 per one one-thousandth of such share, subject to adjustment as described in the WorldCom Rights Agreement.

  The WorldCom Rights will be evidenced by the WorldCom Common Stock until, and a WorldCom Distribution Date will occur upon, the earlier of ten business days following public disclosure or the date on which WorldCom first determines that certain persons or groups (a "WorldCom Acquiring Person") have become the beneficial owner of 15% or more of the outstanding shares of voting stock of WorldCom (the "Stock Acquisition Date") or ten business days (or such later date as may be determined by action of the WorldCom Board of Directors but not later than the Stock Acquisition Date) following the commencement of a tender offer or exchange offer that would result in certain persons or groups becoming a WorldCom Acquiring Person. Pursuant to the WorldCom Rights Agreement, as amended, the WorldCom Rights are not exercisable until the WorldCom Distribution Date and will expire, if not previously exercised, on September 6, 2001, unless such final expiration date is extended (subject to shareholder approval) or unless the WorldCom Rights are earlier redeemed or exchanged by WorldCom.

  Upon the occurrence of a WorldCom Distribution Date, each holder of a WorldCom Right, except for a WorldCom Acquiring Person, has the right to acquire, upon exercise of the WorldCom Right, WorldCom Common Stock having a value equal to two times the exercise price of the WorldCom Right. If a person becomes a WorldCom Acquiring Person and (i) WorldCom is acquired in a merger or other business combination transaction in which either WorldCom is not the surviving corporation or WorldCom Common Stock is exchanged or changed, or (ii) 50% or more of WorldCom's assets or earnings power is sold in one or several transactions, each holder of a WorldCom Right, except for a WorldCom Acquiring Person, would acquire, upon exercise of the WorldCom Right, such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current exercise price for a WorldCom Right by the number one one- thousandths of a share of WorldCom Series 3 Preferred Stock for which a WorldCom Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.

  If a person or group acquires more than 15% but less than 50% of the outstanding WorldCom Common Stock, WorldCom can exchange each WorldCom Right, except those held by such person or group, for one share of WorldCom Common Stock.

  The WorldCom Series 3 Preferred Stock will be nonredeemable and junior to any other series of WorldCom preferred stock (unless otherwise provided in the terms of such WorldCom preferred stock). Each share of WorldCom Series 3 Preferred Stock will have a preferential dividend in an amount equal to 1,000 times any dividend declared on each share of WorldCom Common Stock. In the event of liquidation, the holders of the WorldCom Series 3 Preferred Stock will receive a preferred liquidation payment equal to the greater of $1,000 or 1,000 times the payment made per share of WorldCom Common Stock. Each share of WorldCom Series 3 Preferred Stock will have 1,000 votes, voting together with the WorldCom Common Stock. In the event of any merger, consolidation or other transaction in which shares of WorldCom Common Stock are converted or exchanged, each share of WorldCom Series 3 Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of WorldCom Common Stock. The rights of the WorldCom Series 3 Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

  At any time prior to the time a WorldCom Acquiring Person becomes such, WorldCom may redeem the WorldCom Rights in whole, but not in part, at a price of $.01 per WorldCom Right. The redemption of the WorldCom Rights may be made effective at such time, on such basis and with such conditions as the WorldCom Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the WorldCom Rights, the right to exercise the WorldCom Rights will terminate, and the only right of the holders of the WorldCom Rights will be to receive the redemption price.

  The terms of the WorldCom Rights may be amended by the WorldCom Board of Directors without the consent of the holders of the WorldCom Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of WorldCom then known to WorldCom to be beneficially owned by any person or group and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes a WorldCom Acquiring Person no such amendment may adversely affect the interests of the holders of the WorldCom Rights.

  The WorldCom Rights have certain anti-takeover effects. The WorldCom Rights will cause substantial dilution to a person or group that attempts to acquire or merge with WorldCom in certain circumstances. Accordingly, the existence of the WorldCom Rights may deter certain potential acquirors from making certain takeover proposals or tender offers. The WorldCom Rights should not interfere with any merger or other business combination approved by the WorldCom Board of Directors since WorldCom may redeem the WorldCom Rights as described above.

CERTAIN CHARTER AND BYLAW PROVISIONS

         ELECTION OF DIRECTORS. Under Georgia law, directors, unless their terms are staggered pursuant to the corporation's articles of incorporation or a bylaw adopted by the shareholders, are elected at each annual shareholder meeting, and vacancies on the board of directors may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The articles of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors. Currently, the WorldCom Bylaws provide that the number of members of the WorldCom Board of Directors shall be fixed by the WorldCom Board of Directors but shall not be less than three. Neither the WorldCom Articles nor the WorldCom Bylaws provide for a staggered board of directors. Subject to certain restrictions, nominations to the WorldCom Board of Directors may be made by either the Board or shareholders if, in the case of nominations by shareholders, notice thereof is delivered to WorldCom not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of WorldCom shareholders. Under Georgia law, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The WorldCom Articles do not provide for cumulative voting.

         SPECIAL MEETINGS OF SHAREHOLDERS. Georgia law permits the board of directors or any person authorized in the corporation's articles of incorporation or bylaws to call special meetings of shareholders. Except in the case of a corporation having 100 or fewer shareholders of record, a special meeting may also be called by at least 25% or such greater or lesser percentage of all the votes entitled to be cast on any issue proposed to be considered at the special meeting as may be provided in the corporation's articles of incorporation or bylaws. The WorldCom Bylaws provide that a special meeting may be called by the WorldCom Board of Directors, the President of WorldCom or the holders of not less than 40% of all the votes entitled to be cast on the issue proposed to be considered at the proposed special meeting.

         SPECIAL REDEMPTION PROVISIONS. Under the GBCC, a corporation may acquire its own shares of capital stock, subject to the requirement that at all times the corporation must have authorized: (i) at least one or more classes of shares that together have unlimited voting rights; and (ii) at least one or more classes of shares (which may be the same class or classes as those with unlimited voting rights) that together are entitled to receive the net assets of the corporation upon dissolution. In addition, a corporation's acquisition of its own shares of capital stock is deemed a "distribution" under Georgia law and, accordingly, is subject to the restrictions on distributions set forth in the corporation's articles of incorporation and Section 14-2-640 of the GBCC.

  The WorldCom Articles contain provisions permitting WorldCom to redeem shares of its capital stock from certain foreign shareholders in order to enable it to continue to hold certain common carrier radio licenses. These provisions are intended to cause WorldCom to remain in compliance with the Communications Act of 1934, as amended, and the regulations of the FCC promulgated thereunder. Under these provisions, at such time as the percentage of capital stock owned by foreign shareholders or certain affiliates thereof exceeds 20%, WorldCom has the right to redeem the excess shares held by such persons at the fair market value thereof. Following any determination that such excess shares exist, such excess shares shall not be deemed outstanding for purposes of determining the vote required on any matter brought to the attention of the shareholders of WorldCom and such excess shares shall have no right to receive any dividends or other distributions, including distributions in liquidation. If such shares are traded on a national securities exchange or in the over-the-counter market, such fair market value is the average closing price for the 45 trading days immediately preceding the date of redemption. If such shares are not so traded, such fair market value shall be established by the WorldCom Board of Directors. In the event there is a foreign shareholder who acquired shares within 120 days of the date of redemption, however, the redemption price shall not exceed the price per share paid by such shareholder. At least 30 days' notice of redemption must be given, and the redemption price may be paid in cash, securities or any combination thereof.

WorldCom may require confirmation of citizenship from any record or beneficial owner of shares of its capital stock, and from any transferee thereof, as a condition to the registration or transfer of those shares.

         BUSINESS COMBINATION RESTRICTIONS. Under Georgia law, Georgia corporations may adopt a provision in their bylaws requiring that Business Combinations be approved by a special vote of the board of directors and/or the shareholders unless certain fair pricing criteria are met. Georgia corporations may also adopt a provision in their articles of incorporation or bylaws which requires that Business Combinations with Interested Shareholders be approved by a super- majority vote. These provisions, neither of which has been adopted by WorldCom, are described below. Also described below is the business combination restriction contained in the WorldCom Articles.

  Georgia's fair price statute authorizes a corporation to adopt a bylaw provision which requires special approval by the board of directors and/or shareholders for Business Combinations unless certain fair price criteria are met. Generally, for purposes of this statute, "Business Combinations" are defined to include mergers, sales of 10% or more of the corporation's assets out of the ordinary course of business, liquidations, and certain issuances of securities, involving the corporation and any Interested Shareholder. For purposes of this statute, an "Interested Shareholder" is defined as a person or entity that is the beneficial owner of 10% or more of the voting power of the corporation's voting stock, or a person or entity that is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the then outstanding voting power of the corporation's voting stock. To satisfy Georgia's fair price statute, a Business Combination with an Interested Shareholder must meet one of three criteria: (i) the transaction must be approved unanimously by the "Continuing Directors" (directors who served as directors immediately prior to the date the Interested Shareholder first became an Interested Shareholder and who are not affiliates or associates of the Interested Shareholder or his affiliates), provided that the Continuing Directors constitute at least three members of the board of directors at the time of such approval; (ii) the transaction must be recommended by at least two-thirds of the Continuing Directors and approved by a majority of the votes entitled to be cast by holders of voting shares, excluding shares beneficially owned by the Interested Shareholder who is, or whose affiliate is, a party to the Business Combination; or (iii) the terms of the transaction must meet statutory fair pricing criteria and certain other tests intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell to the acquiring party.

  Georgia's business combination statute authorizes a "resident domestic corporation" to adopt a bylaw provision which prohibits Business Combinations with Interested Shareholders occurring within five years of the date a person first becomes an Interested Shareholder, unless special approval of the transaction is obtained. For purposes of this statute, Business Combination is defined to include mergers, sales of 10% or more of the corporation's net assets, and certain issuances of securities, all involving the corporation and any Interested Shareholder. Interested Shareholder has the same definition as under the Georgia fair price statute. With limited exceptions, any Business Combination with an Interested Shareholder within five years of the date such person first became an Interested Shareholder requires approval in one of three ways: (i) prior to such person becoming an Interested Shareholder, the corporation's board of directors must have approved the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) the Interested Shareholder must acquire at least 90% of the outstanding voting stock of the corporation (other than shares owned by officers, directors and their affiliates and associates) in the same transaction in which such person becomes an Interested Shareholder; or (iii) subsequent to becoming an Interested Shareholder, such person acquires additional shares resulting in ownership of at least 90% of the outstanding shares (other than shares owned by officers, directors and their affiliates and associates), and obtains the approval of the Business Combination by the holders of a majority of the shares entitled to vote thereon, exclusive of shares held beneficially by the Interested Shareholder and its affiliates (and shares owned by officers, directors and their affiliates and associates).

  The WorldCom Articles contain a provision that requires the approval by the holders of at least 70% of the voting power of the outstanding shares of any class of stock of WorldCom entitled to vote generally in the election of directors as a condition for Business Transactions (defined below) involving WorldCom and a Related Person (defined below) or in which a Related Person has an interest, unless (a) the Business Transaction is approved by at least a majority of WorldCom's Continuing Directors (defined below) then serving on the Board of Directors, but if the votes of such Continuing Directors would have been insufficient to constitute an act of the Board of Directors, then such transaction must have been approved by the unanimous vote of such Continuing Directors so long as there were at least three such Continuing Directors serving on the Board of Directors at the time of such unanimous vote, provided that no such Continuing Director is a Related Person who has an interest in the Business Transaction (other than a proportionate interest as a shareholder of WorldCom), or (b) certain minimum price and procedural requirements are met. A "Business Transaction" is defined to mean: (i) any merger, share exchange or consolidation involving WorldCom or any of its subsidiaries; (ii) any sale, lease, exchange, transfer or other disposition by WorldCom or any of its subsidiaries of more than 20% of its assets; (iii) any sale, lease, exchange, transfer or disposition of more than 20% of the assets of an entity to WorldCom or a subsidiary of WorldCom; (iv) the issuance, sale, exchange, transfer or other disposition by WorldCom or a subsidiary of WorldCom of any securities of WorldCom or any subsidiary in exchange for cash, securities or other properties having an aggregate fair market value of $15.0 million or more; (v) any merger, share exchange or consolidation between WorldCom and any subsidiary of WorldCom in which WorldCom is not the survivor and the charter of the surviving corporation does not contain provisions similar to this provision; (vi) any recapitalization or reorganization of WorldCom or reclassification of its securities which would have the effect of increasing the voting power of a Related Person; (vii) any liquidation, spin off, split off, split up or dissolution of WorldCom; and (viii) any agreement, contract or other arrangement providing for any of the Business Transactions defined or having a similar purpose or effect. A "Related Person" is defined to mean a beneficial owner which, together with its Affiliates and Associates (defined below), beneficially owns 10% or more of WorldCom's outstanding voting stock or who had such level of beneficial ownership: (a) at the time of entering into the definitive agreement providing for the Business Transaction; (b) at the time of adoption by the Board of Directors of a resolution approving such transaction; or (c) as of the record date for the determination of shareholders entitled to vote on or consent to the Business Transaction. A "Continuing Director" is a director of WorldCom who either was a member of the Board of Directors on September 15, 1993, or who became a director of WorldCom subsequent to such date and whose election, or nomination for election by the shareholders, was approved by at least a majority of the Continuing Directors then on the Board of Directors. If the votes of such Continuing Directors would have been insufficient to constitute an act of the Board of Directors, then such election or nomination must have been approved by the unanimous vote of the Continuing Directors so long as there were at least three such Continuing Directors on the Board of Directors at the time of such unanimous vote. An "Affiliate" is defined to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. An "Associate" is defined to mean: (a) any corporation, partnership or other organization of which such specified person is an officer or partner; (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity; (c) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of WorldCom or any of its subsidiaries; and (d) any person who is a director, officer or partner of such specified person or of any corporation (other than WorldCom or any wholly owned subsidiary of WorldCom), partnership or other entity which is an Affiliate of such specified person.

  Reference is made to the full text of the WorldCom Articles and the WorldCom Bylaws, which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. In addition, one of the effects of the existence of unissued and unreserved WorldCom Common Stock and preferred stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of WorldCom by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of WorldCom's management and possibly deprive the shareholders of opportunities to sell their shares of WorldCom Common Stock at prices higher than the prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of WorldCom.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain federal income tax consequences associated with the exercise of the Warrants by Holders who acquire WorldCom Common Stock as of the date hereof. Except where noted, this summary deals only with WorldCom Common Stock held as capital assets held by United States Holders (as defined below) and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding WorldCom Common Stock or the Warrants as part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

         PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF WORLDCOM COMMON STOCK PURSUANT TO THE EXERCISE OF A WARRANT SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

         This discussion only addresses the treatment of United States Holders, including a citizen or resident of the United States, a corporation, a partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

SALE OR OTHER TAXABLE DISPOSITION OF WARRANTS

         The sale or other taxable disposition of a Warrant will result in the recognition of gain or loss to the United States Holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor and (b) the United States Holder's adjusted tax basis in the Warrant. Assuming that, in connection with the BFP Merger, the conversion of BFP warrants into the Warrants was a non-taxable transaction, then the United States Holder's adjusted tax basis in a Warrant is the same as the United States Holder's adjusted tax basis of the BFP warrant. If the conversion, however, were determined to be a taxable exchange, then the United States Holder's adjusted tax basis in the Warrant would be the fair market value of a Warrant on the date of the conversion. Any gain or loss from the sale or other disposition of a Warrant will be a capital gain or loss if the Warrant is held as a capital asset with the meaning of Section 1221 of the Code. Any such capital gain or loss will be a short-term, mid-term or long-term capital gain depending on the length of time the United States Holder has owned such Warrant. The tax consequences of such a sale or other taxable disposition will be determined by the nature of the capital gain or loss.

         Upon expiration of a Warrant, a United States Holder will recognize a loss equal to such United States Holder's adjusted tax basis in the Warrant. If the WorldCom Common Stock issuable upon exercise of the Warrant would have been a capital asset of the United States Holder if acquired by the United States Holder, such loss will be a capital loss.

EXERCISE OF WARRANT, COMMON STOCK DISPOSITION AND DIVIDENDS

         As a general rule, no gain or loss will be recognized to a United States Holder upon the exercise of a Warrant (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of WorldCom Common Stock). The tax basis of a share of WorldCom Common Stock so acquired will be equal to the sum of the United States Holder's adjusted tax basis in the exercised Warrant and the exercise price, but the holding period of such share will not include the holding period of the Warrant exercised. Instead, the holding period of each share of WorldCom Common Stock acquired upon exercise of a Warrant will commence upon the date of exercise. If any cash is received in lieu of the issuance of fractional shares of WorldCom Common Stock, the United States Holder will recognize gain or loss the amount and character of which will be determined as if the United States Holder had received such fractional shares and then immediately sold them for cash.

         Cash dividends paid with respect to shares of WorldCom Common Stock will be included in the gross income of the United States Holder as ordinary income to the extent paid out of the Company's current or accumulated earnings and profits, as determined under the Code. Distributions that exceed the earnings and profits of the Company are treated as a non-taxable return of capital to the extent of the United States Holder's tax basis in such Common Stock (reducing the United States Holder's remaining basis in such shares) and, with respect to any distributions in excess of such basis, as taxable capital gain.

         Cash dividends generally are eligible for the dividends received deduction allowed to corporations under the Code, subject to the restrictions of Sections 246 and 1059 of the Code relating to limitations on the dividends received deduction and extraordinary dividends, respectively. Corporate Holders of WorldCom Common Stock should consult with their own tax advisors as to the applicability of the dividends received deduction.

                                    EXPERTS

         The consolidated financial statements and schedule of WorldCom as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

         The consolidated financial statements and schedule of MFS as of December 31, 1996 and for the period then ended (see Note 1 to the MFS Consolidated Financial Statements), and for the year ended December 31, 1996, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed December 19, 1997) and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

         The consolidated financial statements of MFS as of December 31, 1995 and 1994 and for each of the three and two years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996 and December 19, 1997) and incorporated by reference into this registration statement, have been incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of UUNET as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996) and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of MCI for the year ended December 31, 1996 incorporated in this Prospectus by reference to WorldCom's Current Report on Form 8-K/A-2 dated November 9, 1997 (filed January 28, 1998), have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by WorldCom in connection with the sale and distribution of the shares registered hereby:

     SEC registration fee . . . . . . . .  $5,734

     Accounting fees and expenses . . . .  $5,000

     Legal Fees and expenses. . . . . . .  $5,000

     Miscellaneous expenses . . . . . . .  $4,266

                         Total. . . . . . $20,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "GBCC") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the GBCC. Section
14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

         The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the GBCC as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.

         Sections 14-2-850 to 14-2-859, inclusive, of the GBCC govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the GBCC permits indemnification of a director of WorldCom for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he or she is made a party by reason of being a director of WorldCom and of directors who, at the request of WorldCom, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

         A Georgia corporation may not indemnify a director under Section 14-2-851 (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

         Prior to indemnifying a director under Section 14-2-851 of the GBCC, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or (iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who are at the time parties to the suit.

         A Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the GBCC, or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the GBCC provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

         The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of WorldCom, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the GBCC, or (4) for any transaction in which the director obtained an improper personal benefit.

         Section 14-2-857 of the GBCC provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, WorldCom may, as provided by WorldCom's Second Amended and Restated Articles of Incorporation, WorldCom's Bylaws, general or specific actions by its board of directors or contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

         The indemnification provisions of Article X of WorldCom's Bylaws and Article Eleven of WorldCom's Second Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the GBCC. However, WorldCom's Second Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not contrary to, WorldCom's best interests. WorldCom's Bylaws extend the indemnification available to officers under the GBCC to employees and agents.

  WorldCom has agreed to indemnify the Selling Shareholder and each underwriter thereof, including each person, if any, who controls the Selling Shareholder against certain liabilities.

ITEM 16.  EXHIBITS

  See Exhibit Index.

ITEM 17.  UNDERTAKINGS

  (a)    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on the 29th day of January, 1998.

                                  WORLDCOM, INC.





                                  By:     /s/ SCOTT D. SULLIVAN
                                          --------------------------
                                          Scott D. Sullivan
                                          Chief Financial Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, John W. Sidgmore, Scott D. Sullivan and Charles T. Cannada, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.



  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                             NAME                                      TITLE                            DATE
                             ----                                      -----                            ----
         /s/ Carl J. Aycock                                       Director                        January 29, 1998
         ----------------------------------
                 Carl J. Aycock


         /s/ Max E. Bobbitt                                       Director                        January 29, 1998
         ----------------------------------
                 Max E. Bobbitt
                                                                 Chairman, President and
                                                                 Chief Executive Officer
         /s/ Bernard J. Ebbers                                   and Director (Principal          January 29, 1998
         ----------------------------------                      Executive Officer)
                 Bernard J. Ebbers


         /s/ Francesco Galesi                                     Director                        January 29, 1998
         ----------------------------------
                 Francesco Galesi


         /s/ Richard R. Jaros                                     Director                        January 29, 1998
         ----------------------------------
                 Richard R. Jaros


         /s/ Stiles A. Kellett, Jr.                               Director                        January 29, 1998
         ------------------------------------------
                 Stiles A. Kellett, Jr.


         /s/ David C. McCourt                                     Director                        January 29, 1998
         ----------------------------------
                 David C. McCourt

         /s/ John A. Porter                                       Director                        January 29, 1998
         ----------------------------------
                 John A. Porter
                                                                  Vice Chairman of the
                                                                 Board, Chief Operations
         /s/ John W. Sidgmore                                    Officer and Director             January 29, 1998
         ----------------------------------
                 John W. Sidgmore
                                                                  Chief Financial Officer
                                                                 and Director (Principal
         /s/ Scott D. Sullivan                                   Financial Officer and            January 29, 1998
         ----------------------------------                      Principal Accounting
                 Scott D. Sullivan                               Officer)


         /s/ Lawrence C. Tucker                                   Director                        January 29, 1998
         ----------------------------------
                 Lawrence C. Tucker


                                 EXHIBIT INDEX

EXHIBIT NO.                                        DESCRIPTION
-----------                                        -----------
2.1      Amended and Restated Agreement and Plan of Merger by and among WorldCom, Inc. ("WorldCom"), BV Acquisition,
         Inc. and Brooks Fiber Properties, Inc. ("BFP"), dated as of October 1, 1997 (incorporated herein by reference to Exhibit 2.1 to BFP's Current Report on Form 8-K dated October 1, 1997 (filed October 6, 1997)(File 0-
         28036))*

2.2      Purchase and Sale Agreement by and among America Online, Inc., ANS Communications, Inc. and WorldCom dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.4 to WorldCom's Current Report on Form 8-K
         dated September 7, 1997 (filed September 17, 1997) (File 0-11258))*

2.3      Agreement and Plan of Merger by and among WorldCom, TC Investments Corp. and MCI Communications Corporation
         dated as of November 9, 1997 (incorporated herein by reference to Exhibit 2.1 to WorldCom's Current Report on
         Form 8-K dated November 9, 1997 (filed November 12, 1997) (File 0-11258))*

2.4      Agreement by and among British Telecommunications plc, MCI Communications Corporation and WorldCom dated as of
         November 9, 1997 (incorporated herein by reference to Exhibit 99.1 to WorldCom's Current Report on Form 8-K
         dated November 9, 1997 (filed November 12, 1997) (File 0-11258))*

2.5      Agreement and Plan of Merger by and among WorldCom, H&R Block, Inc., H&R Block Group, Inc., CompuServe
         Corporation and Walnut Acquisition Company L.L.C., dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.1 to WorldCom's Current Report on Form 8-K dated September 7, 1997 (filed September 17,
         1997) (File 0-11258))*

2.6      Stockholders Agreement by and among H&R Block, Inc., H&R Block Group, Inc., and WorldCom dated as of September
         7, 1997 (incorporated herein by reference to Exhibit 2.2 to WorldCom's Current Report on Form 8-K dated
         September 7, 1997 (filed September 17, 1997) (File 0-11258))*

2.7      Standstill Agreement by and among H&R Block, Inc., H&R Block Group, Inc. and WorldCom, dated as of September 7,
         1997 (incorporated herein by reference to Exhibit 2.3 to WorldCom's Current Report on Form 8-K dated September
         7, 1997 (filed September 17, 1997) (File 0-11258))*

4.1      Second Amended and Restated Articles of Incorporation of WorldCom (including preferred stock designations) as of December 31, 1996 (incorporated herein by reference to Exhibit 3.1 to WorldCom's Current Report on Form
         8-K, dated December 31, 1996 (File No. 0-11258))

4.2      Restated Bylaws of WorldCom (incorporated herein by reference to Exhibit 4.2 to WorldCom's Annual Report on
         Form 10-K filed by WorldCom (File No. 0-11258) for the year ended December 31, 1996)

4.3      Deposit Agreement between WorldCom, The Bank of New York and the holders from to time of the Depositary Shares representing 1/100 of a share of WorldCom Series A Preferred Stock (the

         "WorldCom Depositary Shares") (incorporated herein by reference to Exhibit 4.5 to WorldCom's Registration
         Statement on Form S-4 (File No. 333-16015))

4.4      Form of certificate representing WorldCom Depositary Shares (attached as Exhibit A to the Deposit Agreement filed as Exhibit 4.3 hereto)

4.5      Rights Agreement dated as of August 25, 1996 between WorldCom and The Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of
         Preferred Stock Purchase Rights as Exhibit C (incorporated herein by reference to Exhibit 4 to the Current
         Report on Form 8-K dated August 26, 1996 (as amended) filed by WorldCom with the Securities and Exchange
         Commission on August 26, 1996 (File No. 0-11258)

4.6      Amendment No. 1 To Rights Agreement dated as of May 22, 1997 by and between WorldCom and The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.2 to WorldCom's Current Report on Form 8-K dated
         May 22, 1997 (filed June 6, 1997) (File No. 0-11258))

4.7      Form of 7.55% Senior Note due 2004 (incorporated herein by reference to Exhibit 4.1 to WorldCom's Current
         Report on Form 8-K dated March 26, 1997 (File No. 0-11258))

4.8      Form of 7.75% Senior Note due 2007 (incorporated herein by reference to Exhibit 4.2 to WorldCom's Current
         Report on Form 8-K dated March 26, 1997 (File No. 0-11258))

4.9      Form of 7.75% Senior Note due 2027 (incorporated herein by reference to Exhibit 4.3 to WorldCom's Current
         Report on Form 8-K dated March 26, 1997 (File No. 0-11258))

4.10     Senior Indenture dated March 1, 1997 by and between WorldCom, Inc. and Mellon Bank, N.A., as trustee
         (incorporated herein by reference to Exhibit 4.6 to WorldCom's Form 10-Q for the period ended March 31, 1997
         (File No. 0-11258))

4.11     Form of First Supplemental Indenture of WorldCom to Mellon Bank, N.A. relating to 9-3/8% Notes Due 2004 and 8-
         7/8% Senior Notes Due 2006 (including form of 9-3/8% Senior Note Due 2004 attached as Exhibit A thereto and form of 8-7/8% Senior Note Due 2006 attached as Exhibit B thereto) (incorporated herein by reference to Exhibit
         4.9 to WorldCom's Registration Statement on Form S-4 (Registration No. 333-27345))

4.12     Facility A Revolving Credit Agreement among WorldCom, Inc., NationsBank of Texas, N.A. (Managing Agent and
         Administrative Agent), Bank of America NT & SA, Bank of Montreal, The Bank of New York, The Bank of Nova
         Scotia, Bank of Tokyo-Mitsubishi Trust Company, Barclays Bank PLC, Canadian Imperial Bank of Commerce, The
         Chase Manhattan Bank, Citibank, N.A., Credit Lyonnais New York Branch, First Union National Bank, Fleet
         National Bank, The Industrial Bank of Japan,  Limited, Atlanta Agency, Morgan Guaranty Trust Company of New
         York, Royal Bank of Canada, and Toronto Dominion (Texas), Inc. (Agents) and the Lenders named therein (Facility
         A Lenders), dated as of July 3, 1997.  (Incorporated herein by reference to Exhibit 10.1 to WorldCom's Current
         Report on Form 8-K dated June 30, 1997 (File No. 0-11258))

4.13     Facility B Revolving Credit and Term Loan Agreement among WorldCom, Inc., NationsBank of Texas, N.A. (Managing
         Agent and Administrative Agent), Bank of America NT & SA, Bank of Montreal, The Bank of New York, The Bank of
         Nova Scotia, Bank of Tokyo-Mitsubishi Trust Company, Barclays Bank PLC, Canadian Imperial Bank of Commerce, The
         Chase Manhattan

         Bank, Citibank, N.A., Credit Lyonnais New York Branch, First Union National Bank, Fleet National Bank, The
         Industrial Bank of Japan, Limited, Atlanta Agency, Morgan Guaranty Trust Company of New York, Royal Bank of
         Canada, and Toronto Dominion (Texas), Inc. (Agents) and the Lenders named therein (Facility B Lenders), dated as of July 3, 1997.  (Incorporated herein by reference to Exhibit 10.2 to WorldCom's Current Report on Form 8-K
         dated June 30, 1997 (File No. 0-11258))

4.15     Form of Series A Warrant

4.16     Form of Series B Warrant

5.1      Validity Opinion of WorldCom Counsel

23.1     Consent of Arthur Andersen LLP

23.2     Consent of Arthur Andersen LLP

23.3     Consent of Coopers & Lybrand LLP

23.4     Consent of Arthur Andersen LLP

23.5     Consent of Price Waterhouse LLP**

23.6     Consent of WorldCom Counsel (included in Exhibit 5.1)

24.1     Power of Attorney(included in signature page)
----------------

* The Registrant hereby agrees to furnish supplementally to the Commission a copy of any omitted schedules to such Agreement upon the Commission's request.

** To be filed by amendment